Exhibit 8.1

List of Subsidiaries and Consolidated Entities of KongZhong Corporation, as of [May 31], 2010

Name of the Subsidiaries or Consolidated Entities	State or Jurisdiction of Incorporation
Anjian Xingye Technology (Beijing) Co., Ltd.	People’s Republic of China
Beijing AirInbox Information Technologies Co., Ltd.	People’s Republic of China
Beijing Boya Wuji Technologies Co., Ltd.	People’s Republic of China
Beijing Chengxitong Information Technology Co., Ltd.	People’s Republic of China
Beijing Shiyuan Leya Culture Communication Co., Ltd.	People’s Republic of China
Beijing Wireless Interactive Network Technologies Co., Ltd.	People’s Republic of China
Beijing Xinrui Network Technology Co., Ltd.	People’s Republic of China
Dacheng Holdings Limited	Cayman Islands
Dacheng Investment (Hong Kong) Limited	Hong Kong
KongZhong China Co., Ltd.	People’s Republic of China
KongZhong Information Technologies (Beijing) Co., Ltd.	People’s Republic of China
Monkey King Search Corporation	Cayman Islands
Nanjing Net Book Culture Co., Ltd.	People’s Republic of China
Shanghai Dacheng Network Technology Co., Ltd.	People’s Republic of China
Shanghai Mailifang Communications Ltd.	People’s Republic of China
Shenzhen Zhida Network Technology Co., Ltd.	People’s Republic of China
Sigma Interactive Inc.	British Virgin Islands
Simlife (Beijing) Science Co., Ltd.	People’s Republic of China
Simlife International, Inc.	Cayman Islands
Success Blueprint Limited	British Virgin Islands
Tianjin Mammoth Technology Co., Ltd.	People’s Republic of China
Wukong Shentong Search Co., Ltd.	People’s Republic of China
Xiamen Xinreli Scientific and Technology Co., Ltd.	People’s Republic of China